Exhibit 5.1

Watson, Farley & Williams (New York) LLP

Our reference: 25246.50005/19121636 v1	1133 Avenue of the Americas
New York, New York 10036

Tel (212) 922 2200

Fax (212) 922 1512
November 24, 2010
Teekay LNG Partners L.P.
4th Floor, Belvedere Building
69 Pitts Bay Road
Hamilton, HM 08, Bermuda
Registration Statement on Form F-3
Dear Sirs:
We have acted as special counsel to Teekay LNG Partners L.P. (the “Partnership”) on matters of Marshall Islands law (“Marshall Islands Law”), in connection with the Partnership’s Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 24, 2010 (the “Registration Statement”) relating to the proposed offer and sale of up to 1,052,749 of the Partnership’s limited partnership common units (the “Common Units”), that may be sold by or on behalf of a certain selling unitholder of the Partnership listed on Schedule I hereto (the “Selling Shareholder”) or its donees, pledgees, transferees or other successors in interest. The Common Units were previously issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the share purchase agreement dated as of November 4, 2010 (the “Share Purchase Agreement”) between the Partnership, a subsidiary of the Partnership, and the Selling Shareholder. The number of Common Units being offered pursuant to the Registration Statement by the Selling Shareholder is listed on Schedule I hereto.
In rendering this opinion, we have examined originals or photocopies of all such documents, including:
(i)	the Registration Statement;
(ii)	the Share Purchase Agreement; and
(iii)	such other documents, including certificates of public officials and representatives of the Partnership, as we have deemed necessary.
In such examination, we have assumed the legal capacity of each natural person, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photocopies, that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us
London • New York • Paris • Hamburg • Munich • Rome • Milan • Madrid • Athens • Piraeus • Singapore • Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253. It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers. A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address. Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.
Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

Teekay LNG Partners L.P. November 24, 2010	Page 2
in connection with the rendering of the opinion set forth herein, and the completeness of each document submitted to us. In rendering this opinion, we have also assumed:
(i)	the power, authority and legal right of all parties (other than the Partnership) to the Share Purchase Agreement to enter into and perform their respective obligations thereunder and the due authorization, execution and delivery of the Share Purchase Agreement by such parties; and
(ii)	that all Common Units have been issued in compliance with the Securities Act and all other applicable U.S. federal and state securities and other laws.
As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates or comparable documents, and the representations and warranties of each of the parties to the Share Purchase Agreement. We have not independently verified the facts so relied on.
This opinion letter is limited to Marshall Islands Law.
Based on the facts as set forth in the Registration Statement, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Common Units have been validly issued and are fully paid and nonassessable.
We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP

Schedule I

Common Units Offered
in the Registration
Selling Shareholder	Statement

Exmar NV	1,052,749

Total:	1,052,749